Exhibit 10.1

First AMENDMENT TO
Amended and restated Petros Pharmaceuticals, Inc.
2020 Omnibus Incentive Compensation PLAN

This first Amendment To amended and restated Petros Pharmaceuticals, Inc. 2020 Omnibus Incentive Compensation Plan (this “Amendment”), effective as of August 15, 2023 is made and entered into by Petros Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Petros Pharmaceuticals, Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”).

RECITALS

WHEREAS, Section 17(a) of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time and from time to time, provided that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or any other applicable law, or to comply with the applicable stock exchange requirements;

WHEREAS, the Board desires to amend the Plan to increase the aggregate number of shares of Common Stock that may be issued under the Plan, as set forth in Section 4(a) of the Plan, by an additional 2,500,000 shares of Common Stock; and

WHEREAS, the Board intends to submit this Amendment to the Company’s stockholders for their approval in accordance with Section 17(a) of the Plan.

NOW, THEREFORE, in accordance with Section 17(a) of the Plan, the Company hereby amends the Plan as follows:

1.       Section 4(a) of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 4(a):

(a)       Shares Authorized. Subject to adjustment as described below in Sections 4(b) and 4(e), the maximum aggregate number of shares of Common Stock that may be issued or transferred under the Plan with respect to Awards made on and after the Effective Date shall be 2,760,000 shares. In addition, and subject to adjustment as described below in Sections 4(b) and 4(e), shares of Common Stock subject to outstanding Awards granted under the Plan before the Effective Date and shares of Common Stock subject to outstanding grants under the Prior Plans that terminate, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised, vested or paid in shares after the Effective Date shall be added to the shares reserved under the Plan. The aggregate number of shares of Common Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options granted on and after the Effective Date shall not exceed 2,760,000 shares of Common Stock.

2.       This Amendment shall be effective on the date first set forth above.  In the event stockholder approval of this Amendment is not obtained within twelve (12) months of the date the Board approved this Amendment, the additional shares added to the Plan pursuant to this Amendment shall not be available for grant as Incentive Stock Options.

3.       Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

Petros Pharmaceuticals, Inc.

By:	/s/ Fady Boctor
Name:	Fady Boctor
Title:	President and Chief Commercial Officer

Signature Page to
First Amendment to Amended and Restated Petros Pharmaceuticals, Inc.
2020 Omnibus Incentive Compensation Plan